Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Genesco Inc. 2009 Equity Incentive Plan of our reports dated March 28, 2012, with respect to the consolidated financial statements and schedule of Genesco Inc and Subsidiaries, and the effectiveness of internal control over financial reporting of Genesco Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 28, 2012